                                                                   Exhibit 10.39



                        PHILADELPHIA SUBURBAN CORPORATION
                       PHILADELPHIA SUBURBAN WATER COMPANY
                  2000 ANNUAL CASH INCENTIVE COMPENSATION PLAN


BACKGROUND

o During the first quarter of 1989, the Company and its compensation consultant conducted a feasibility study to determine whether the Company should implement an incentive compensation plan. The study was prompted by the positive experience of other investor-owned water companies and PSC's experience with incentive compensation.

o The study included interviews with PSWC and PSC executives and an analysis of competitive compensation levels. Based on the results, the compensation consultant recommended that the Company's objectives and competitive practice supported the adoption of an annual incentive plan (the "Plan). The Company has had a cash incentive compensation plan in place since 1990 and management and the Board of Directors feel it has had a positive effect on the Company's operations, aiding employees, shareholders (higher earnings) and customers (better service and controlling expenses).

o The Plan has two components - a Management Incentive Program and an Employee Recognition ("Chairman's Award") Program.

o The Plan is designed to provide an appropriate incentive to the officers and managers of the Company. The 2000 Management Incentive Program will cover all officers and managers of Philadelphia Suburban Corporation, and its subsidiaries, other than those employees covered under the Consumers Water Company Incentive Compensation Plan.

o The plan is periodically reviewed by the Company's outside compensation consultant and the target bonus percentages are reviewed and approved each year as part of the compensation consultant's annual review of the Company's total compensation plan.

MANAGEMENT INCENTIVE PROGRAM

o        Performance Measures

         -- Annual incentive bonus awards are calculated by multiplying an individual's Target Bonus by a Company Rating Factor based on the Company's performance and an Individual Rating Factor based on the individual employee's performance.

                  The approach of having a plan tied to the Company's income performance is appropriate as the participants' assume some of the same risks and rewards as the shareholders who are investing in the Company and making its capital construction and acquisition programs possible. Customers also benefit from the Company's employees' objectives being met as improvements in performance are accomplished by controlling costs, improving efficiencies and enhancing customer service. For these reasons, future rate relief should be lessened and less frequent, which directly benefits all customers.

         -- The Company's actual after-tax net income from continuing operations relative to the annual budget will be the primary measure for the Company's performance. Each year a "Target Net Income" level will be established. Starting in 2000, portions of the Company Rating Factor may be allocated to the net income targets of various operating units for each participant. For purposes of the Plan, the Target Net Income may differ from the budgeted net income level. For 2000, the Target Net Income will exclude the impact of any unbudgeted extraordinary gains or losses as a result of changes in accounting principles.

         -- Based on a review of historic performance, the minimum or threshold level of performance is set at 90 percent of the Target Net Income. That is, no bonus awards will be made if actual net income is less than 90 percent of the Target Net Income for the year. No additional bonus will be earned for results exceeding 110 percent of the Target Net Income.

         -- Each individual's performance and achievement of his or her objectives will also be evaluated and factored into the bonus calculation (the "Individual Factor"). Performance objectives for each participant are established at the beginning of the year and are primarily directed toward controlling costs, improving efficiencies and productivity and enhancing customer service. Each objective has specific performance measures that are used to determine the level of achievement for each objective.

o        Participation

         -- Participation in the Management Incentive Program will be determined each year. Each participant will be assigned a "Target Bonus Percentage" ranging from 5 to 50 percent of salary depending on duties and responsibilities.

         -- Actual bonuses may range from 0, if the Company's financial results fall below the minimum threshold or the participant does not make sufficient progress toward achieving his or her objectives (i.e. performance measure points totaling less than 70 points), to 187.5 percent if performance -- both Company and individual -- is rated at the maximum.

o        Company Performance

         -- Company performance will be measured on the following schedule:

                                              Percent of          Company
                                              2000 Plan            Rating
                                              ----------          -------
                  Threshold..............         90%                 0%
                                                  90                 50
                                                  92                 65
                                                  95                 80
                                                  96                 85
                                                  97                 90
                                                  98                 94
                                                  99                 97
                  Plan...................        100                100
                                                 105                110
                                                 110                125

         -- The actual Company Factor should be calculated by interpolation between the points shown in the table above.

         -- Regardless of the Company rating resulting from this Schedule, the Executive Compensation and Employee Benefits Committee retains the authority to determine the final Company Rating for purposes of this Plan.

o        Individual Performance

         -- Individual performance will be measured on the following scale:

                  Performance Measure                   Individual
                        Points                         Rating Factor
                  -------------------                  -------------
                        0 - 69                               0%
                            70                              70%
                            80                              80%
                            90                              90%
                           100                             100%
                           110                             110%

         -- In addition, up to 40 additional points and additional percentage points may be awarded to a participant at the discretion of the Chief Executive Officer for exemplary performance. Individual performance points for the Chief Executive Officer are determined by the Executive Compensation and Employee Benefits Committee.

Sample Calculations

o        Example 1

                  Salary                    $70,000
                  Target Bonus               10 percent ($7,000)
                  Company Rating            100 percent
                  Individual Rating          90 percent

                  Calculation:

                          Company      Individual
         Target Bonus  x  Rating   x   Rating        =   Bonus Earned
         ------------     -------      ----------        ------------
           $7,000      x   100%    x       90%       =      $6,300
                                                            ======

o        Example 2

         -- Using the same salary and target bonus, but assuming Company performance was less than 90 percent of Target Net Income, there would be no bonus earned.

                  Calculation:

           $7,000      x     0     x       90%       =         0

o        Example 3

         -- Similarly, if the Individual Factor is rated below 70 points, no bonus would be earned regardless of the Company Factor.

                  Calculation:

           $7,000      x   100%    x        0        =         0

EMPLOYEE RECOGNITION ("CHAIRMAN'S AWARD") PROGRAM

o In addition to the Management Incentive Program, the Company maintains an Employee Recognition Program known as the Chairman's Award program to reward employees not eligible for the management bonus plan for general superior performance that contains costs, improves efficiency and productivity of the workforce and better serves our customers. Awards may also be made for a special action, or heroic deed, or for a project that positively impacts the performance or image of the Company.

o Awards will be made from an annual pool, not to exceed $175,000 (which represents approximately 2% of the base payroll for the non-union employees who do not participate in the Management Incentive Program), established at the beginning of the year. Unused funds will not be carried over to the next year. If financial performance warrants, management may request permission from the Executive Compensation and Employee Benefits Committee for special awards under the program.

o Awards will be made throughout the year and through the first quarter of the following year with payment as close to the timing of the event being rewarded as possible.

o Department Heads may nominate individuals in their unit to the applicable Vice President and document the reasons for the recommendations. The applicable Vice President will review the nominations and forward their recommendations to the Chief Executive Officer.

o The Chief Executive Officer will determine the individuals to actually receive a bonus and the amount.